EXHIBIT 11

                          STATEMENT RE COMPUTATION OF
                              PER SHARE EARNINGS

Primary earnings per common share are computed by dividing net income by the weighted average number of common shares outstanding and common equivalent shares with a dilutive effect. Common equivalent shares are shares which may be issuable upon exercise of outstanding stock options and warrants. Stock options and warrants were included in earnings per primary common share computed for both periods presented.

Fully diluted earnings per common share are determined on the assumption that the weighted average number of common shares and common equivalent shares outstanding is further increased by the effect of the end of period market price on stock options and stock warrants. Stock options and stock warrants were included in earnings per fully diluted common share computations for 1995 and 1994.

The following table presents information necessary for the computation of earnings per share, on both primary and fully diluted basis, for the three and six months ended June 30, 1995 and 1994.

                                             Three Months Ended          Six Months Ended
                                                  June 30,                    June 30,
                                          ------------------------    ------------------------
                                             1995          1994          1995          1994
                                          ----------    ----------    ----------    ----------
Average number of
common shares
outstanding ..........................    14,914,078    15,221,413    14,993,647    15,182,438

Common share equivalents
on stock options and stock
warrants based on average
market price .........................       453,520       506,145       440,667       543,282
                                          ----------    ----------    ----------    ----------

Average number of common
shares outstanding to compute
primary earnings per share ...........    15,367,598    15,727,558    15,434,314    15,725,720

Incremental common share
equivalent on stock options
and stock warrants based on
end of period market price ...........         3,838         4,611         5,385         2,319
                                          ----------    ----------    ----------    ----------

Average number of common
shares outstanding to compute
fully diluted earnings per share .....    15,371,436    15,732,169    15,439,699    15,728,039
                                          ==========    ==========    ==========    ==========